EXHIBIT 21.1
LIST OF SUBSIDIARIES
A)	Westernbank Puerto Rico — an insured non-member commercial bank organized and existing under the laws of the Commonwealth of Puerto Rico.

Subsidiaries of Westernbank Puerto Rico:
1.	Westernbank World Plaza, Inc. — incorporated under the laws of the Commonwealth of Puerto Rico.

2.	Westernbank Insurance Corp. — a registered insurance agency organized and existing under the laws of the Commonwealth of Puerto Rico.

3.	SRG Net, Inc. — incorporated under the laws of the Commonwealth of Puerto Rico.

4.	W International Corp. (Inactive) — an International banking entity incorporated under the laws of the Commonwealth of Puerto Rico.

5.	Westernbank Financial Center Corp. – incorporated under the provision of Section 607.0501 of the Florida Business Corporation Act of the State of Florida. The corporation commenced its operations in February 2007 and discontinued operations in the third quarter of 2008.
B)	Westernbank Securities, Inc. (Inactive) — a registered securities broker-dealer incorporated under the laws of the Commonwealth of Puerto Rico.